Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO (508) 533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES 2010 RESULTS

MEDWAY, MA, March 31, 2011 — Cybex International, Inc. (NASDAQ: CYBI), a leading manufacturer of premium exercise equipment, today reported results for the fourth quarter and year ended December 31, 2010. Net sales for the fourth quarter of 2010 were $39.9 million compared to $34.8 million for the corresponding 2009 period, a 15% increase. The Company’s net loss of $57.1 million, or $3.34 per diluted share, reported for the 2010 fourth quarter included a $46.0 million or $2.69 per diluted share pre-tax charge to reserve for an unfavorable jury verdict in the product liability suit, Barnhard v. Cybex International, Inc., and a $12.7 million, or $.74 per diluted share, incremental tax provision, primarily due to the valuation allowance recorded against deferred tax assets as a result of the uncertainty of realization caused by the litigation charge. Net income for the quarter excluding these charges would have been $1.5 million or $0.09 per fully diluted share.

For the year ended December 31, 2010, net sales were $123.0 million compared to $120.5 million for 2009, a 2% increase. The loss for the year ended December 31, 2010 was $58.2 million, or $3.40 per diluted share, compared to a net loss of $2.4 million, or $0.14 per diluted share, for 2009. The 2010 results included the fourth quarter litigation charge and related tax impact referred to above which decreased the 2010 full year results by $3.43 per diluted share. Net income excluding these charges would have been $0.4 million or $0.03 per fully diluted share.

CYBEX Chairman and CEO John Aglialoro stated, ““CYBEX sales, which stabilized in mid-2010, showed strong growth in Q4. This trend continued in the first quarter, with Q1 2011 sales exceeding Q1 2010 sales by over 10%. Our focus on improving gross margins continued the trend throughout 2010 of improved margin results compared to 2009. I have never been more excited by our new product pipeline; and several new products and product lines at the IHRSA trade show in March were favorably received. We have also entered research partnerships with several prestigious institutions which will reinforce the CYBEX exercise science legacy and generate the research results that will help CYBEX to continue to develop innovative products that provide better results. We will continue to vigorously defend ourselves with respect to the product liability verdict, which we believe was in error. This process may result in a long and uncertain path, but we have faith that our judicial system can produce a reasonable resolution. In the meantime we are determined to concentrate on our business and hope to build on the momentum established in 2010.”

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The Company will hold a conference call on Thursday, April 7, 2011 at 4:30 p.m. ET. Those who wish to participate in the conference call may telephone (800) 967-7184 from the U.S. or (719) 457-2707 for international callers. A live webcast of the conference call will be available at www.cybexintl.com or www.viavid.net. On CYBEX’s website under the category Company, click on Press, scroll to the bottom and select Q4 Earnings Release Conference Call. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. Real Player or Windows Media Player is required to listen to the webcast.

A replay of the call will be available through Thursday, April 14, 2011 by dialing (877) 870-5176 or (858) 384-5517 for international callers. The access code for the replay is 8205550.

About CYBEX

Cybex International, Inc. is a leading manufacturer of premium exercise equipment primarily for commercial use. The CYBEX product line, including a full range of strength and cardio training machines, is designed using exercise science to reflect the natural movement of the human body. Led by the Cybex Institute for Exercise Science, CYBEX fitness equipment is engineered to produce optimal results for users from the first-time exerciser to the professional athlete. Products are available for a wide range of facilities, from commercial health clubs to home gyms, and are sold in more than 85 countries worldwide. For more information on CYBEX and its product lines, visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, the resolution of litigation involving the Company, the ability of the Company to comply with the terms of its credit facilities, competitive factors, technological and product developments, market demand, and economic conditions. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2009, its Report on Form 10-K for the year ended December 31, 2010, which it expects to file shortly, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated March 25, 2010.

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CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009

Net sales	$39,938	$34,812	$122,961	$120,474
Cost of sales	24,555	23,005	78,114	84,466

Gross profit	15,383	11,807	44,847	36,008
As a percentage of sales	38.5%	33.9%	36.5%	29.9%
Selling, general and administrative expenses	11,778	9,748	42,072	37,680
Litigation charge	45,991	—	45,991	—

Operating income (loss)	(42,386)	2,059	(43,216)	(1,672)
Interest expense, net	277	367	1,260	1,274

Income (loss) before income taxes	(42,663)	1,692	(44,476)	(2,946)
Income tax (benefit)	14,450	699	13,761	(509)

Net income (loss)	$(57,113)	$993	$(58,237)	$(2,437)

Basic net income (loss) per share	$(3.34)	$0.06	$(3.40)	$(0.14)

Diluted net income (loss) per share	$(3.34)	$0.06	$(3.40)	$(0.14)

Shares used in computing basic net income (loss) per share	17,120	17,101	17,120	17,175

Shares used in computing diluted net income (loss) per share	17,120	17,133	17,120	17,175

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CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$7,030	$6,879
Accounts receivable, net	18,806	16,815
Inventories	11,060	10,054
Prepaid expenses and other	1,574	1,216
Barnhard litigation related receivable	15,904	—
Deferred income taxes	—	5,040

Total current assets	54,574	40,004
Property and equipment, net	29,693	31,835
Deferred income taxes	—	8,815
Other assets	1,347	7,981

	$85,414	$88,635

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt	$1,520	$2,415
Accounts payable	3,913	4,436
Accrued liabilities	12,856	12,046
Barnhard litigation reserve	62,696	—

Total current liabilities	80,985	18,897
Long-term debt	14,289	15,191
Other liabilities	5,150	11,438

Total liabilities	100,424	45,526
Stockholders’ equity (deficit)	(15,010)	43,109

	$85,414	$88,635

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CYBEX INTERNATIONAL, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

GAAP net income (loss)	$(57,113)	$993	$(58,237)	$(2,437)
Adjustments
Eliminate litigation charge	45,991	—	45,991	—
Adjustment to income tax provision to exclude impact of litigation charge	12,665	—	12,665	—

Non-GAAP net income (loss)	$1,543	$993	$419	$(2,437)

Basic net income (loss) per share	$(3.34)	$0.06	$(3.40)	$(0.14)
Adjustments	3.43	—	3.43	—

Non-GAAP basic net income (loss) per share	$0.09	$0.06	$0.03	$(0.14)

Diluted net income (loss) per share	$(3.34)	$0.06	$(3.40)	$(0.14)
Adjustments	3.43	—	3.43	—

Non-GAAP diluted net income (loss) per share	$0.09	$0.06	$0.03	$(0.14)

Shares used in computing basic net income (loss) per share	17,120	17,101	17,120	17,175

Shares used in computing diluted net income (loss) per share	17,120	17,133	17,120	17,175

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CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED GAAP TO NON-GAAP BALANCE SHEET

(In thousands)

(unaudited)

	GAAP		NON-GAAP
	December 31,		December 31,
	2010	Adjustments	2010
ASSETS
Current assets:
Cash and cash equivalents	$7,030	$—	$7,030
Accounts receivable, net	18,806	—	18,806
Inventories	11,060	—	11,060
Prepaid expenses and other	1,574	—	1,574
Barnhard litigation related receivable	15,904	(15,904)	—
Deferred income taxes	—	5,614	5,614

Total current assets	54,374	(10,290)	44,084
Property and equipment, net	29,693	—	29,693
Deferred income taxes	—	7,196	7,196
Other assets	1,347	—	1,347

	$85,414	$(3,094)	$82,320

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt	$1,520	$—	$1,520
Accounts payable	3,913	—	3,913
Accrued liabilities	12,856	929	13,785
Barnhard litigation reserve	62,696	(62,696)	—

Total current liabilities	80,985	(61,767)	19,218
Long-term debt	14,289	—	14,289
Other liabilities	5,150	—	5,150

Total liabilities	100,424	(61,767)	38,657
Stockholders’ equity (deficit)	(15,010)	58,673	43,663

	$85,414	$(3,094)	$82,320

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